EXHIBIT 99.1

Hawk Announces Record 2008 First Quarter Sales
and Income from Operations

•	Net sales increase by 21.4% to record $65.8 million
•	Income from continuing operations, after taxes increases 100.0% to $3.8 million
•	Company raises earnings guidance for 2008

CLEVELAND, Ohio – May 9, 2008 – Hawk Corporation (AMEX: HWK) announced today that net sales from continuing operations for the first quarter ended March 31, 2008 increased by 21.4% to a record $65.8 million from $54.2 million in the comparable prior year period.  The Company’s first quarter 2008 net sales benefited from strong economic conditions in most of its end markets, pricing actions to offset cost increases, favorable foreign currency exchange rates and new product introductions.  The effect of foreign currency exchange rates accounted for 6.6% of the total net sales increase of 21.4% during the first quarter of 2008.  The Company experienced strong sales growth from all of its facilities in the first quarter of 2008, especially in Italy and China.  On a local currency basis, net sales increased 22.5% in Italy and 60.6% in China during the first quarter of 2008 compared to the first quarter of 2007.

Income from continuing operations for the first quarter ended March 31, 2008 was $6.5 million, an increase of $3.0 million, or 85.7%, from $3.5 million in the prior year.  Income from continuing operations benefited from the impact of sales volume increases, pricing, foreign currency exchange rates and a continued implementation of the Company’s lean manufacturing processes.  This increase during the first quarter of 2008 compared to 2007 was partially offset by increases in wages, employee benefits and variable incentive compensation expense, as well as, increases in raw material costs during the quarter.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are very pleased with our first quarter 2008 results.  We achieved record sales and earnings from continuing operations during the quarter as a result of a strong global economy in our industrial and performance automotive markets, served by our Wellman friction business.   As a result of our decision to focus our management resources on the friction products business, we recently announced a plan to sell our performance racing segment.  This will allow us to focus all of our resources on maintaining our world leadership position in the development and manufacture of friction products.”   Mr. Weinberg continued, “We continue to pursue acquisitions and organic growth in the friction products segment.  Our capital expenditure program for the full year 2008 should allow us to broaden our base of current business while adding new products and customers.  Our geographic expansion continues to show favorable results as our foreign operations continue to register healthy quarter over quarter sales increases.  The results that we have achieved in the first quarter of 2008 give us confidence about the growth potential we see for the balance of the year.”

For the quarter ended March 31, 2008, the Company reported income from continuing operations, after income taxes, of $3.8 million, or $0.40 per diluted share, an improvement of $1.9 million or 100.0%, compared to $1.9 million, or $0.20 per diluted share, in the comparable prior year period.

For the three months ended March 31, 2008, the Company reported net income of $3.2 million, or $0.33 per diluted share, a decrease of $9.6 million, compared to $12.8 million in the first quarter of 2007. The net income of $3.2 million included an impairment loss of $0.8 million ($0.5 million net of tax), or $0.05 per diluted share, related to the performance racing discontinued operation.  The first quarter of 2007 included a gain on the sale of the Company’s precision components segment of $15.0 million ($11.8 million, net of tax), or $1.25 per diluted share.

Business Segment
During the first quarter of 2008, the Company continued its strategic plan to focus its resources on the friction products business and committed to sell its performance racing segment.  This segment engineers and manufactures premium branded clutch, transmissions and driveline systems for the performance racing market.  As a result of the decision to sell the performance racing segment, the Company’s consolidated financial statements and other information provided in this press release reflect the racing segment as a discontinued operation for all periods presented.  After reclassifying the racing segment to discontinued operations, the Company has one remaining operating segment, the friction products segment.  The friction products segment manufactures friction products used in off-highway, industrial, agricultural, performance and aircraft applications.   The Company will retain its Hawk Performance® brake business, which has always been a component of its friction products segment.

Working Capital and Liquidity
At March 31, 2008, working capital increased by $3.8 million to $118.1 million from $114.3 million at December 31, 2007.  The increase in working capital was largely the result of increased accounts receivable levels at March 31, 2008 as a result of first quarter 2008 sales increases and a decrease in accounts payable levels during the quarter.  The increase was partially offset by lower cash levels during the quarter as a result of senior note interest, incentive compensation and profit sharing payments during the first quarter of 2008.

As of March 31, 2008, the Company had no borrowings under its revolving credit facility and $19.8 million was available for additional borrowings under that facility based on its eligible collateral.

During the first quarter of 2008, the Company spent $3.4 million on capital expenditures compared to $2.5 million during the first quarter of 2007.

Business Outlook
With the performance racing segment being treated as a discontinued operation, the Company is revising its guidance to reflect only the expected results of its friction products segment for the 2008 year.

Based on the strong performance of its global industrial markets, the Company expects that its net sales from continuing operations for 2008 will increase between 13.5% and 15.8% to between $245.0 million and $250.0 million compared to 2007 net sales from continuing operations of $215.9 million.

The Company is increasing its guidance with respect to pre-tax income from continuing operations for the full year 2008 to between $21.0 million and $23.0 million, an increase of between 7.7% and 18.0% compared to 2007 pre-tax income from continuing operations of $19.5 million.  The Company expects to benefit from improved operating leverage due to increased sales volumes and continued operating improvements through the balance of 2008.  Although the Company experienced limited commodity inflationary pressures in the first quarter of 2008, the revised pre-tax income from continuing operations for the balance of 2008 factors in expected escalation of steel and other commodity prices as well as increased incentive compensation expense.  These costs will partially offset the sales volume benefits.  The Company will seek to minimize the effect of any material cost increases through efficient purchasing and potential price increases.  However, the ability of the Company to pass on the expected cost increases to its customers is dependent on market conditions.

The Company continues to anticipate that its capital spending in 2008 will be $15.0 million which will be used primarily to increase capacity, to continue its lean manufacturing projects, and for equipment expenditures for its fuel cell and carbon composite product line initiatives.  The Company expects depreciation and amortization expense to be approximately $8.0 million in 2008.  The Company believes that its 2008 effective tax rate will be approximately 41.0%.

Based on current market conditions and the Company’s position in its friction markets, the Company believes that it has significant opportunities to gain additional new business.  While the Company does not believe that these opportunities will result in meaningful net sales increases in 2008, the Company may incur additional capital expenditures and other expenses above the current forecast for 2008 as it seeks to take advantage of these opportunities.  The Company can provide no assurance that these opportunities will be realized.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.  Headquartered in Cleveland, Ohio, Hawk has approximately 1,100 employees at 11 manufacturing, research, sales and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s ability to sell its performance racing segment on a timely basis or at terms favorable to the Company; the Company’s ability to execute its business plan to meet its forecasted results from continuing operations; the costs and outcome of the ongoing SEC and DOJ investigations; decisions by the Company regarding the use of proceeds from the sale of its precision components segment, including acquisition and organic growth opportunities; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to adverse general economic and industry conditions and competition; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Monday, May 12, 2008 at 2:00 p.m. Eastern time.  An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31
	2008	2007
Net sales	$65,779	$54,175
Cost of sales	48,368	40,178
Gross profit	17,411	13,997

Selling, technical and administrative expenses	9,691	8,620
Amortization of finite-lived intangible assets	174	181
Total operating expenses	9,865	8,801

Income from operations	7,546	5,196

Interest expense	(2,015)	(2,560)
Interest income	666	741
Other income (expense), net	291	110

Income from continuing operations, before income taxes	6,488	3,487
Income tax provision	2,662	1,542

Income from continuing operations, after income taxes	3,826	1,945
(Loss) income from discontinued operations, after income taxes	(675)	10,841
Net income	$3,151	$12,786

Diluted earnings per share:
Income from continuing operations, after income taxes	$0.40	$0.20
Discontinued operations, after income taxes	(0.07)	1.16
Net earnings per diluted share	$0.33	$1.36

Diluted weighted average shares outstanding	9,366	9,386

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	March 31	Deceember 31
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$70,879	$79,972
Marketable securities	-	1,019
Accounts receivable, net	48,710	37,486
Inventories	35,856	36,719
Deferred tax asset	1,617	1,355
Other current assets	3,847	4,766
Current assets of discontinued operations	5,682	5,509
Total current assets	166,591	166,826
Property, plant and equipment, net	42,222	39,575
Other intangible assets	6,983	7,157
Other assets	5,247	5,176
Long-term assets of discontinued operations	-	1,170
Total assets	$221,043	$219,904

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,401	$30,251
Other accrued expenses	17,916	21,434
Current portion of long-term debt	34	59
Current liabilities of discontinued operations	2,132	1,814
Total current liabilities	48,483	53,558
Long-term debt	87,090	87,090
Deferred income taxes	989	922
Other	11,843	11,010
Shareholders’ equity	72,638	67,324
Total liabilities and shareholders’ equity	$221,043	$219,904

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